CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 26, 2009 for the ASTRAL™ U.S. Fund and the ASTRAL™ Global Fund (the “Funds”), each a series of the Astral Investments Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 5 under the Securities Act of 1933 and Amendment No. 7 under the Investment Company Act of 1940 to Astral Investments Trust’s Registration Statement on Form N-1A (File Nos. 333-138117 and 811-21968), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

April 29, 2009

/s/ Sanville & Company

Sanville & Company